Exhibit 99.1


                          [Logo] RARE MEDIUM GROUP INC

                          565 Fifth Avenue, Suite 2900
                            New York, New York 10017

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
Jeffrey J. Kaplan                                       Joseph M. Zappulla
Executive Vice President & Chief Financial Officer      Managing Director
Rare Medium Group Inc.                                  Wall Street Investor Relations Corp.
212-883-6940                                            301-948-3430
jeffk@raremedium.com                                    JZappulla@WallStreetIR.com
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                           RARE MEDIUM GROUP COMPLETES
                      $70 MILLION PRIVATE EQUITY FINANCING


NEW YORK, NY JANUARY 18, 2000 - Rare Medium Group Inc. (Nasdaq: RRRR), a leading B-to-B Internet enabler, providing consulting, Internet development, "ASP" services, and venture capital to next-generation B-to-B Internet companies, today announced that it has completed a $70 million private equity financing. The participants, which included Putnam Investments and Franklin Resources, Inc., purchased an aggregate of 2.5 million shares of Common Stock.

Glenn S. Meyers, Rare Medium Group Inc.'s chairman, president and CEO, commented, "We are pleased with the confidence these institutional investors have shown by investing in Rare Medium."

About Rare Medium Group Inc.
Rare Medium Group Inc., through its wholly-owned subsidiary, Rare Medium Inc., provides Internet solutions and E-commerce strategies that improve business processes, and develops branding strategies, marketing communications and interactive content. Customers include large and medium-sized companies in the financial, automotive, consumer service, retail, technology, entertainment and consumer goods industries. Rare Medium Group Inc. seeks to incubate paradigm-shifting ideas and build the next wave of blockbuster Internet companies by investing capital and leveraging its Internet development and solutions expertise. Currently, Rare Medium Group Inc. owns six incubator companies and has 16 venture investments. The company is headquartered in New York City and with its subsidiaries employs more than 700 Internet professionals in 12 offices throughout the United States, Canada and abroad.

The shares of Common Stock sold in the private equity financing described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Rare Medium Group Inc. and its subsidiaries' business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Rare Medium Group Inc.'s limited operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms and those risks discussed in the company's filings with the SEC.